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                                                                     Exhibit 4.2


                       FIRST AMENDMENT TO CREDIT AGREEMENT
                       -----------------------------------


                  THIS FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of January 24, 1997, (this "First Amendment"), is by and among OLYMPIC STEEL, INC., an Ohio corporation ("Borrower"), and NATIONAL CITY BANK ("NCB") and the other Banks signatory hereto or that become parties to the Credit Agreement hereafter identified by amendment or supplement thereto ("Banks") and NATIONAL CITY BANK, as agent for the Banks (in that capacity, "NCB-Agent").

                                    RECITALS
                                    --------

                  A. Borrower, the Banks and NCB-Agent have entered into a Credit Agreement, dated as of October 4, 1996, pursuant to which Borrower may obtain, among other things, (i) loans ratably from the Banks that are on a revolving credit basis and (ii) subject LCs issued by NCB in which the Banks agree to ratably share the obligations in respect thereof, in each case until the expiration date.

                  B. Borrower and the Banks desire to amend the Credit Agreement in order to increase the amount of the commitments by the Banks for subject revolving credit loans and additional subject LCs by Ten Million Dollars ($10,000,000) and to permit Borrower to make certain joint venture investments and guarantees of indebtedness of the joint venture entities.

                                    AGREEMENT
                                    ---------

                  Accordingly, the parties have agreed and do hereby agree as follows:

         1. Subsection 2A.01 SUBJECT REVOLVING LOANS AND LETTERS OF CREDIT AMOUNTS of the Credit Agreement shall be deleted in its entirety and the following shall be substituted in place thereof:

                  2A.01 SUBJECT REVOLVING CREDIT LOANS AND LETTERS OF CREDIT AMOUNTS -- The aggregate amount of the commitments by the Banks for subject revolving credit loans and additional subject LCs shall be Sixty Million Dollars ($60,000,000). The aggregate amount of the subject commitments for the subject revolving credit loans and additional subject LCs may be reduced from time to time pursuant to subsection 2A.03 and the subject commitments may be terminated pursuant to Section 5B. The aggregate amount of the subject commitments by the Banks for existing subject LCs as of January 24, 1997 is Nine Million, Eight Hundred Forty Thousand, Eight Hundred Thirty-Six Dollars ($9,840,836) but that amount may be reduced from time to time pursuant to subsection 2A.03 and the subject commitments may be terminated pursuant to section 5B. The amount of each Bank's subject commitment to make subject revolving credit loans to Borrower and to participate in respect of additional subject LCs and existing subject LCs (subject to such reduction or termination), and the proportion (expressed as a percentage) that it bears to all of the subject commitments, is set forth opposite the Bank's name on Schedule 2A.01 hereto dated January 24, 1997.

         2. Notwithstanding the negative covenant limitations of Section 3D.01, no event of default under the Agreement shall be deemed to have occurred by reason of either of the following transactions for which this First Amendment shall constitute a supplemental schedule.

         (i) Borrower's equity investment, through its wholly-owned subsidiary, Olympic Steel Trading, Inc., of sums not exceeding $4,000,000 to obtain and maintain not


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                  less than a 45% membership interest in a joint venture entity,
                  Olympic Continental Resources, L.L.C., an Ohio limited liability company, formed to engage in the business of buying, selling and bidding for metals and alternative iron products, the other members of such entity being Continental Resources Limited Liability Company and Uwe T. Schmidt; and

         (ii) Borrower's equity investment, through a wholly-owned subsidiary, of sums not exceeding $2,000,000 to obtain and maintain not less than a 50% membership interest in a joint venture entity, OLP,LLC, a Michigan limited liability company (dba Olympic Laser Processing), formed to conduct laser welding operations with the other member being USX Corporation or a subsidiary thereof.

         3. Notwithstanding the negative covenant limitation of subsection 3D.02, no event of default under the Agreement shall be deemed to have occurred by reason of either of the following transactions:

         (i) Borrower's guaranty of payment of indebtedness of Olympic Continental Resources, L.L.C. to National City Commercial Finance, Inc. and Mellon Bank, N.A. in an amount not exceeding $10,000,000.00, plus interest and costs of collection.

         (ii) Borrower's guaranty of payment of indebtedness of OLP,LLC in an amount not greater than fifty percent (50%) of such indebtedness with the amount guaranteed by Borrower in no event exceeding $10,000,000.00, plus interest and costs of collection.

         4. Contemporaneously with Borrower's execution of this First Amendment, Borrower shall execute and deliver to each Bank a subject note in principal amount equal to the dollar amount of such bank's aggregate subject commitment therefor in Section 2A.01.

         5. Borrower restates and reaffirms all of its representations and warranties set forth in Section 4B of the Credit Agreement as of the date hereof.

         6. This First Amendment and the modifications set forth herein shall be and become effective as of the date hereof.

         7. This First Amendment may be executed in one or more counterparts, each counterpart to be executed by Borrower, by NCB-Agent and by one or more or all of the Banks. Each such executed counterpart shall be deemed to be an executed original for all purposes but all such counterparts taken together shall constitute one agreement, which agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof.


         8. This First Amendment hereby may be executed by representatives of the Banks using facsimile signatures and facsimiled signature pages shall in all respects be binding on all parties hereto and thereto as if such signature pages were originally delivered. Original signature pages for all facsimiled signature pages shall be delivered to the parties hereto not later than January 31, 1997.


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         IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first above written.

NATIONAL CITY BANK, AGENT                     OLYMPIC STEEL, INC.


By: /s/ Donald B. Hayes, Jr.                  By: /s/ Richard T. Marabito
   ------------------------------                -------------------------------
     Donald B. Hayes, Jr.                           Richard T. Marabito
     Vice President                                 Treasurer


NATIONAL CITY BANK


By: /s/ Donald B. Hayes, Jr.
   ------------------------------
      Donald B. Hayes, Jr.
      Vice President


COMERICA BANK                                 MELLON BANK, N.A.


By: /s/ Brian T. Dragon                       By: /s/ Michael C. Haines
   ------------------------------                -------------------------------
     Brian T. Dragon                                Michael C. Haines
     Account Officer                                Officer


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